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EXHIBIT 10.3

                        Letter of Agreement

February 17, 2000

Michael Hinshaw
President, CEO
Verida Internet Corporation
50 California Street, Suite 1500
San Francisco, CA 94111

Dear Michael:

     This letter is to confirm our agreement that Verida Internet
Corporation (client) has retained PRx Inc. a California corporation, whose address is 97 S. Second St. Suite 300, San Jose, CA 95113, to provide public relations services.

     Following are the terms and conditions under which PRx Inc. will work with you to help you fulfill your marketing goals.

1. Terms of Agreement

     The term of this agreement commences on the date of execution of this agreement, February 1, 2000 and shall terminate three months (April 30, 2000) from said date unless terminated sooner in accordance with Section 7 of this agreement. At the end of the term, this agreement is open to renegotiation for additional public relations projects.

2. PRx Compensation

     Client shall pay PRx for its services and related expenses as follows:

     a.  PRx services

          During the term of this three month project, client agrees to pay $37,500 for services rendered during each month of this agreement. This monthly sum is due and payable on the first day of the month that the work is to commence.

          In the event that you request new project work, PRx will prepare a formal budget estimate of any additional hours and material costs to be expanded. You must sign a budget estimate before PRx will proceed with any additional work.

          Included in the overall service of your account, we will provide account management and direction to assure that goals are met and that work proceeds in a timely fashion, consultation to provide advice on all communications matters and creative thinking to explore new ways to gain maximum impact and efficiency from your marketing communications program. Client acknowledges that

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     the compensation due PRx under this agreement is for its efforts and that it is impossible to ensure or guarantee particular results or the success of any program or campaign. Deliverables are enumerated in the budget chart and timeline attached. However, should client wish to terminate the engagement for whatever reason, conditions of Section 7 of this agreement apply.


     b.  Reimbursable Administrative Expenses

          Reimbursable administrative expenses include any charges for copy machine printing, local travel, telephone, telecommunications (faxes), clipping services, local deliveries, routine postage and other operational out of pocket expenses incurred in the handling of your account. Reimbursable expenses will be categorized based on actual charges and billed separately from the agency fee.

     c.  Other reimbursable expenses:

          Other reimbursable expenses including such items as long distance travel, accommodations, direct mailings, and electronic research, will be itemized and billed separately based on actual charges.

     Outside supplier costs, such as printing, photography, videotapes, special equipment rentals and courier services will be billed with the standard 25.00% surcharge.

3.  Billing

     PRx will bill you on the first of each month for the duration of this agreement. All invoices are due upon receipt. You agree to make all payments to PRx Inc., at our offices in San Jose, California.

4. Confidentiality

     PRx is under duty not to disseminate or use for its own purposes either during or after the termination of this agreement any confidential information imparted by you and is under duty to use reasonable care to restrict dissemination of such information on a "need to know" basis. Confidential information in regard to these contractual obligations shall mean any information imparted to PRx by you in writing and designated thereon as "confidential" information.

5. Indemnification and Approvals

     You will indemnify and hold PRx Inc, its employees, officers and directors, harmless against any liability, loss, damage, or cost including attorney's fees, arising out of any claim, suit or proceeding based on any publicity or materials prepared by PRx after your approval.




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6. Governing Law and Jurisdiction

     This agreement shall be governed by the laws of the state of California, exclusive jurisdiction of any dispute being Santa Clara county, California, with the prevailing party being entitled to attorneys' fees and costs. Any judicially ordered arbitration shall be binding on both parties.

7.  Termination

     Either party upon thirty days (30) written notice mailed or delivered to the other party may terminate this agreement. The rights, duties and responsibilities of the parties shall continue in full force during the period of notice.

     In the event of termination, PRx will be entitled to full payment of the monthly retainer amount, all additional hours expended, and for all reimbursable expenses incurred prior to the expiration of the thirty (30) day notice period.

8.  Governing Law and Jurisdiction.

     This agreement shall be governed by the laws of the State of California, exclusive jurisdiction of any dispute being Santa Clara County, California, with the prevailing party being entitled to attorney's fees and costs. Any judicially ordered arbitration shall be binding on both parties.

9.  Entire Agreement.

     This agreement contains all the covenants and agreements between you and PRx Inc. Any modification of this agreement will be effective only if it is in writing and signed by the party (ies) to be charged.

Cordially yours,


/s/ Brenna Bolger                       /s/ Michael Hinshaw
Brenna Bolger                           Michael Hinshaw
President and CEO                       President and CEO
Date: February 17, 2000                 Date: February 17, 2000